Exhibit 99.2

Phibro Animal Health Corporation Declares Quarterly Dividend

TEANECK, N.J., Feb. 05, 2018 (GLOBE NEWSWIRE) – The Board of Directors of Phibro Animal Health Corporation (Nasdaq:PAHC) today declared a quarterly cash dividend of $0.10 per share on its Class A common stock and Class B common stock, payable on March 28, 2018, to stockholders of record at the close of business on March 7, 2018.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture. For further information, please visit www.pahc.com.

Contact:

Richard Johnson

Chief Financial Officer, Phibro Animal Health Corporation

+1 201-329-7300

investor.relations@pahc.com